UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2005

i2 Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One i2 Place, 11701 Luna Road, Dallas Texas	75234
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 17, 2005, i2 Technologies US, Inc. (the “Company”), a wholly owned subsidiary of the i2 Technologies, Inc. (the “Registrant”), and IHS Parts Management Inc. (“IHS”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”). Pursuant to the terms of the Asset Purchase Agreement, the Company agreed to sell, and cause i2 Technologies Software Private Limited, an India corporation and a subsidiary of the Registrant (the “i2 India Subsidiary”) to sell, to IHS certain assets associated with the Company’s and the i2 India Subsidiary’s content and data services business (the “CDS Operations”). In addition, the Company agreed to license to IHS certain software and patents associated with the CDS Operations. In consideration of the transaction, IHS agreed to pay the Company approximately $30 million in cash and assume certain liabilities associated with the CDS Operations.

As part of the transaction, IHS has agreed to sublease certain office space located in India from the i2 India Subsidiary. In addition, the Company has agreed to perform certain transition and hosting services for IHS to assist in the transition of the CDS Operations to IHS. The Registrant has also entered into a guaranty under which the Registrant has guaranteed the performance by the Company and the i2 India Subsidiary of their obligations associated with the transaction.

The transaction is subject to certain conditions of closing, including consents from certain customers regarding the assignment of certain customer agreements to IHS. The transaction is expected to close in December 2005. A copy of the Asset Purchase Agreement is attached to this report as Exhibit 10.1

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Asset Purchase Agreement, dated as of November 17, 2005, by and between IHS Parts Management Inc. and i2 Technologies US, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: November 17, 2005	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 17, 2005, by and between IHS Parts Management Inc. and i2 Technologies US, Inc.